                                                                   June 27, 2000
Entrust Technologies Completes Merger with enCommerce, Inc.

enCommerce-Entrust Union Creates Global Trusted e-Business Infrastructure
Company

PLANO, TX and SANTA CLARA, CA - Entrust Technologies Inc., (NASDAQ: ENTU), the global leader in solutions that bring trust to e-business, today announced completion of its merger with enCommerce, Inc., a leading provider of software and services for managing eBusiness relationships. Under terms of the agreement, Entrust Technologies has issued approximately 8.2 million shares of common stock in exchange for 100% of the outstanding capital stock of enCommerce, and will assume all outstanding employee stock options and warrants, resulting in a total exchange of 10.25 million shares. The transaction will be accounted for as a purchase.

"The fast and successful close of the merger between Entrust and enCommerce ushers in a new era of e-business where corporate users and consumers alike will have secure, convenient access to personalized Web information and resources," said John Ryan, president and CEO of Entrust Technologies Inc. "Through the combined strengths of our complementary technologies, we are positioned to uniquely address both current and future market demands for end-to-end, secure e-business solutions."

ADDITIONAL INFORMATION

For more information about Entrust Technologies please visit our "About Entrust"
                                                                  -------------
section.

For more information about this press release please contact us.

This press release contains forward-looking statements relating to the consummation of the proposed merger of enCommerce and Entrust Technologies, including the timing of any such consummation and the expected synergies of the merger, and such statements involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are failure to receive appropriate clearance from governmental authorities, including Federal antitrust regulators and the California Department of Corporations, failure to satisfy standard closing conditions, material adverse changes in the business of either company, and the risk factors detailed from time to time in Entrust Technologies' periodic reports and registration statements filed with the Securities and Exchange Commission, including without limitation Entrust Technolgies' Registration Statement on Form S-3, as amended (File No. 333-95375).